EXHIBIT 10.9

[*] Confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


                         1997 Proposal for Movie Gallery

                                       From

                            Sight & Sound Distributors

                            ...Customized Fulfillment


Overview:

Since Sight & Sound and Movie Gallery formed their distribution partnership several years ago we have together enjoyed a unique business relationship that has allowed for both of our companies to look forward to continued efficiencies as we grow together. Sight & Sound has enjoyed the market share increases Movie Gallery has provided us, and we, in turn, have reciprocated by attempting to be proactive in our approach to reducing Movie Gallery's costs for service and product. We have resolved to create these efficiencies while never compromising our service levels.

During this past year we brought some rather radical new approaches to the partnership designed to serve both our companies equally. We trust they made you more profitable. They remain an exclusive component of our business relationship and epitomize our efforts this year at crafting more winning ways we can both benefit by doing business together.

This year we believe we have created an ever better plan for Movie Gallery...one which takes into consideration Movie Gallery's growth over the past year, Movie Gallery's drive to reduce costs, and most importantly, one that is menu driven so that Movie Gallery can enjoy the benefits of Sight & Sound's ability to be a low-cost provider while maintaining the highest levels of service.

We are proposing a "fee based" supply program that gives Movie Gallery all of the benefits of "owning" a distribution company while incurring none of the start-up costs of building such a supply vehicle.

As always, we remain committed to the successful completion of all of Movie Gallery's goals and greatly appreciate the opportunity to work together with you in shaping the future of video retailing in the USA.

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                             RENTAL PRODUCT PRICING

Current:  Cost plus [*] or an average of about [*] per unit.

Proposed:  Cost plus [*] per unit/tape.

We would appreciate every effort at submitting us the preorder for the month's titles no later than the 10th of the month prior, so that we can control inventory costs on over/under ordering which occurs when we guestimate orders on late preorders.

                                                   [*]

Current: [*]

[*]

[*].

Proposed: [*]

[*]

[*]

                        SELL-THROUGH EVENT TITLE ORDERING

("Event title" in this proposal now meaning any sell-through in a shipper of at least 24 units and 72 units or less). "Event" in prior contract meant theatrical revenues of $10 million dollars or more.

Current:  Cost plus [*]

Proposed:  Cost plus [*]

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Returns [*]

[*]


                         SELL-THROUGH CATALOGUE PRICING

("Catalogue" now means in this proposal any sell-through title priced $29.99 and below that is not in a prepack of 24 or more units, or is shipped in a prepack of 24 or more units).

Current:  Cost plus [*]

Proposed:  Cost plus [*]

     *Sight & Sound would be willing to carry extra stock held for MGA on their Top 1000 etc. to better "guarantee" product availability.

                                  GAME PRICING

Current: Cost plus [*]

Proposed:         [*] cost plus [*]


                          ACCESSORY/PROCESSING CHARGES

Current: [*]

Proposed: [*]

See exhibit B.



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                                     DATING

Current:  Net 60 days from invoice with payments to be made twice monthly.

Proposed:  Net [*] days from [*]

We strongly propose the institution of EDI processes between our two companies which we believe would create money saving efficiencies for both parties. Sight & Sound is fully capable to go "on-line" with the process.

EDI will provide both our companies the following:

1.    Invoices:  Eliminate the need for MGA employees to keypunch invoices.
2.    Credits:  To speed MGA use and improve cash flow.
3. Cash remittance: Avoid unnecessary reconciliation problems that result from misapplied payments.
4.    Orders:  Streamline the process, save time.


                                     FREIGHT

     Current: Free freight on all new release shipments to be delivered one day prior to street date based upon availability of product from manufacturer... [*]

     Proposed:  Free freight on [*]Special orders [*]

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                                RETURN ALLOWANCES

Current: Rental:..                                   [*]
         .........Event:                                      [*]
         .........Planogram:                                  [*]
         .........Other Sell-through:                         [*]
         .........Games:                             [*]

Proposed:.........Rental:                                     [*]
         .........Event:                                      [*]
         .........Non Event:                                  [*]
         .........Games:                             [*]


                                   ADVERTISING

Current:  Rental = [*]

[*]

[*]

Sell-through = [*]

Advertising Assistance: [*]

Advertising Credits:  Sight & Sound pays media directly within terms.

Proposed:  Rental = [*]

[*]

Sell-through = [*]

Advertising Assistance: [*]

*Option:  Sight & Sound will [*]
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Advertising Credits:  Sight & Sound pays media directly within terms.

*Option:  Sight & Sound will [*]


                                   DEFECTIVES

Current: Return up to [*] days from street date for one to one exchange. If no exchange product exists at Sight & Sound, Movie Gallery may take a credit for the tape.

[*]

Sight & Sound issues a credit memo for exchange of the defective in these instances when no replacement tape is in stock.

Proposed: Return [*]. If no exchange product exists at Sight & Sound, Movie Gallery may take a credit for the tape.

Sight & Sound issues a credit memo for exchange of the defective in these instances when no replacement tape is in stock.

[*]


                              SALES REPRESENTATION

Current:Sight & Sound employs Gary Hay as the Account Manager for Movie Gallery.

Sight & Sound employs a fully loaded customer service "Answer Center" for Movie Gallery stores to call in orders, order defective replacements, check stock, etc. that is available not only during business hours but also evenings and weekends.

Sight & Sound employs four dedicated Movie Gallery telemarketers whose job it is to proactively call stores probing for problems, questions, communication disconnects between our two companies and the stores and MGA home office, and rectify any situations they can before any damage is done at the store level.

Proposed: Sight & Sound employs the one and only Gary Hay as the Account Manager for Movie Gallery.

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Sight & Sound employs a fully loaded customer  service "Answer Center" for Movie
Gallery stores to call in orders, order defective replacements, check stock, etc. that is available not only during business hours but also evenings and weekends.

Sight & Sound employs four dedicated Movie Gallery telemarketers whose job it is to proactively call stores probing for problems, questions, communication disconnects between our two companies and the stores and MGA home office, and rectify any situations they can before any damage is done at the store level.

Mike Grunwald will move to Dothan as primary on-sight sales rep. [*]

*Option:  Sight & Sound will [*]


                                    Prepacks

Current: .........[*]

Proposed:.........         [*]


                         Business Interruption Guarantee

Current: Sight & Sound will credit Movie Gallery for rental lost due to S&S's failure to deliver product by street date. This does not include delays in shipments caused by UPS, RPS, or other shippers who deliver later than their expected delivery date.

This also does not include receiving product late form video or game suppliers or vendors.

Sight & Sound issues a credit memo for Business Interruption Guarantees fulfillment.

Proposed: Sight & Sound will credit Movie Gallery for rentals lost due to S&S's failure to deliver product by street date. This does not include delays in shipment caused by UPS, RPS, or other shippers who deliver later than their expected delivery date.

This also does not include receiving product late from video or game suppliers or vendors.

Sight & Sound issues a credit memo for Business Interruption Guarantees fulfillment.

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                                     P.O.P.

Current: Sight & Sound delivers to the stores directly, during the first week of the month, all posters in the Marquee kits.

Standees sent from shipping warehouses as available. We encourage studios to ship direct on standees.

Proposed: Sight & Sound delivers to the stores directly, during the first week of the month, all posters in the Marquee kits.

Standees sent from shipping warehouses as available. We encourage studios to ship direct on standees.


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*SPECIAL CONSIDERATION:

If MGA would elect to choose a [*] year contract with Sight & Sound, [*]

If Sight & Sound were unable to [*]












Revised 3/13/97


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The signatures below are  representation of a mutual agreement and acceptance of the terms noted in this document between Sight & Sound Distributors, Inc. and Movie Gallery, Inc. This agreement shall be in effect until March 30, 1998.


/s/ J.T. Malugen                                         3-13-97
J.T. Malugen, C.E.O.                                      Date
Movie Gallery, Inc.

/s/ John Jump                                            3-13-97
John Jump                                                  Date
Sight & Sound Distributors, Inc.

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                                    EXHIBIT B

                        MOVIE GALLERY PROCESSING CHARGES

                              Currently - Our Cost

MATERIALS

         MQL VVC 226F                                        [*]
         EKN Insert                                                   [*]
         West Label Tamper Seal                              [*]
         *Checkpoint Flap Security                           [*]
         Alpha Shrink Wrap                                   [*]
         Checkpoint Rewind Sticker                           [*]

         Total Cost Materials                                         [*]
         w/o Flap Security                                   [*]

         *Flap Security Strips are [*].

LABOR

         Unwrap Tape
         Foil Tamper Proof
         Rewind Sticker
         Flap
         Insert
         Shrink Wrap
         Tape in Case
         Band Cover Box & Tape

         Total Labor                                                  [*]



Our Cost Total Processing                                    [*]
         w/o Flap Security                                   [*]

         Current Charge             `                        [*]

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